2045951 Ontario Inc.

(“HondaSub”) - and -

American Honda Motor Co., Inc.

(“Honda”)

- and -

MTM S.r.l.

(the “Purchaser”)

ASSET PURCHASE AGREEMENT APRIL 30, 2009

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Construction	8
1.3	Certain Rules of Interpretation	8
1.4	Knowledge.	9
1.5	Computation of Time	9
1.6	Performance on Business Days	9
1.7	Currency and Payment	9
1.8	Accounting Terms	10
1.9	Schedules.	10
ARTICLE 2 PURCHASE AND SALE		10
2.1	Agreement to Purchase and Sell	10
2.2	Assumed Obligations	10
2.3	Excluded Obligations	10
2.4	Purchase Price and Payment	10
2.5	Extended Warranties	11
2.6	Taxes	11
ARTICLE 3 CLOSING ARRANGEMENTS		12
3.1	Closing	12
3.2	HondaSub's and Honda’s Closing Deliveries	12
3.3	The Purchaser's Closing Deliveries	14
3.4	Patent Transfers	15
ARTICLE 4 CONDITIONS OF CLOSING		15
4.1	The Purchaser's Conditions	15
4.2	HondaSub's and Honda’s Conditions	16
4.3	Termination	17
ARTICLE 5 REPRESENTATIONS AND WARRANTIES		17
5.1	Representations and Warranties of HondaSub and Honda	17
5.2	Representations and Warranties of the Purchaser	24
5.3	Survival of Representations, Warranties and Covenants of HondaSub	26
5.4	Survival of the Representations, Warranties and Covenants of the
	Purchaser	27
5.5	Indemnification; Limitations on Liability	27
5.6	Indemnification Procedures	29
5.7	Payment of Indemnification Claims	31
ARTICLE 6 COVENANTS		31
6.1	Transfer of Documentation	31
6.2	Covenant Not to Compete; Confidentiality	31
6.3	Investigation	33
6.4	Cooperation	33
ARTICLE 7 GENERAL		33
7.1	Public Announcements	33

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7.2	Expenses.	34
7.3	Commercially Reasonable Efforts	34
7.4	No Third Party Beneficiary	34
7.5	Entire Agreement	34
7.6	Time of Essence	34
7.7	Amendment	34
7.8	Waiver of Rights	34
7.9	Jurisdiction	34
7.10	Governing Law	35
7.11	Notices	35
7.12	Benefit of Agreement	37
7.13	Further Assurances	37
7.14	Severability	37
7.15	Counterparts	37

-ii-

ASSET PURCHASE AGREEMENT dated as of this 30th day of April, 2009.

BETWEEN:

2045951 Ontario Inc., a corporation formed under the laws of the Province of Ontario (“HondaSub”) - and -

American Honda Motor Co., Inc., a corporation formed under the laws of the State of California (“Honda”)

- and -

MTM S.r.l., a corporation formed under the laws of Italy (the “Purchaser”)

RECITALS:

A. HondaSub wishes to sell to the Purchaser, and the Purchaser wishes to purchase from HondaSub, certain of the assets of HondaSub on the terms hereinafter set forth.

B. The Purchaser wishes to secure the release of limitations on the use of certain assets that it wishes to acquire, and Honda has agreed to procure such releases on the terms herein set forth.

C. Concurrently herewith the Purchaser will purchase certain assets of FuelMaker on the terms set forth in the FM APA.

THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration, the receipt and sufficiency of all of which are acknowledged by each party, the parties covenant and agree as follows:

ARTICLE 1 INTERPRETATION

1.1 Definitions.

In this Agreement, unless the context otherwise requires:

(1)	“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, Controls or is Controlled by or is under common Control with such first Person, and “Affiliated” has a corresponding meaning.

(2)	“Agreement” means this asset purchase agreement, including all Schedules to this asset purchase agreement, as amended, supplemented, restated and replaced from time to time in accordance with its provisions.

(3)	“Applicable Law” means:

(a) any domestic or foreign statute, law (including common and civil law), code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise);

(b) any judgment, order, writ, injunction, decision, ruling, decree or award;

(c) any regulatory policy, practice or guideline; or

(d) any Permit;

of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of that Person.

(4)	“Approvals” means franchises, licenses, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, Permits, and other permits and approvals.

(5)	“Assumed Contracts” means the Greenfield License Agreement.

(6)	“Assumed Obligations” has the meaning attributed to that term in Section 2.2.

(7)	“Books and Records” means all books, records, files and papers of HondaSub relating solely to the HondaSub Purchased Assets and the Assumed Obligations.

(8)	“Business Day” means a day on which banks are open for business in the City of Toronto and in Cherasco, Italy but does not include a Saturday, Sunday or statutory holiday in the Province of Ontario or in Cherasco, Italy.

(9)	“Claim” means:

(a) any suit, action, dispute, investigation, claim, arbitration, order, summons, citation, directive, ticket, charge, demand or prosecution, whether legal or administrative;

(b) any other proceeding; or

(c) any appeal or application for review;

whether at law or in equity, by or before any Governmental Authority.

(10)	“Closing” means the completion of the Transactions.

(11)	“Closing Date” means the 13th day of May, 2009 or such other Business Day as HondaSub and the Purchaser may agree.

(12)	“Closing Time” means 10:00 a.m. on the Closing Date or such other time on the Closing Date as may be agreed to by the Parties.

(13)	“Competing Business” has the meaning attributed to that term in Section 6.2(1).

(14)	“Constating Documents” means, with respect to any Person, its articles or certificate of incorporation, amendment, amalgamation or continuance, memorandum of association, letters patent, supplementary letters patent, by-laws, partnership agreement, limited liability company operating agreement or other similar document, and all unanimous shareholder agreements, other shareholder agreements, voting trusts, pooling agreements and similar Contracts, arrangements and understandings applicable to the Person's Equity Interests, each as amended, supplemented or restated from time to time.

(15)	“Contract” means any agreement, contract, indenture, lease, deed of trust, license, option, undertaking, promise or any other commitment or obligation, whether oral or written, express or implied, other than a Permit.

(16)	“Control”, with respect to the relationship with a Person, means:

(a) if that Person is a corporation, the holding (other than by way of security) of securities of that Person to which are attached more than 50% of the votes that may be cast for the election of directors and those votes are sufficient, if exercised, to elect a majority of the board of directors; or

(b) if that Person is an entity other than a corporation, the holding (other than by way of security) of securities of that Person to which are attached more than 50% of the votes that may be cast for the election of general partners, trustees or managers (or other Persons acting in a similar capacity for a Person other than a corporation) and those votes are sufficient, if exercised, to elect a majority of the general partners, trustees or managers (or other Persons acting in a similar capacity for a Person other than a corporation);

and “Controls” and “Controlled” have corresponding meanings.

(17)	“Direct Claim” has the meaning attributed to that term in Section 5.6(1)(a).

(18)	“Enabling License Agreement” means the Enabling License Agreement made as of May 6, 2004 between FuelMaker, HondaSub and Honda.

(19)	“Encumbrance” means any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, option, right of pre-emption, privilege or any matter capable of registration against title or any Contract to create any of the foregoing.

(20)	“Equity Interests” means, with respect to any Person, any and all present and future shares, units, trust units, partnership or other interests, participations or other equivalent rights in that Person's equity or capital, however designated and whether voting or non- voting.

(21)	“FM APA” means the asset purchase agreement entered into by Receiver and the Purchaser dated as of the date hereof under which Receiver agrees to sell or assign, as applicable, and the Purchaser agrees to purchase or assume, as applicable, certain assets and liabilities of FuelMaker.

(22)	“FuelMaker” means FuelMaker Corporation, a corporation formed under the laws of Canada.

(23)	“GAAP” means generally accepted accounting principles in effect from time to time in Canada, including those principles set forth in the Handbook published by the Canadian Institute of Chartered Accountants or any successor institute, consistently applied.

(24)	“Gaz de France” means Gaz de France S.A. or its successor.

(25)	“Gaz de France Termination” means the written agreement of Gaz de France to, among other things, the termination of the Memorandum of Agreement entered into as of October 25, 2005 between Honda, HondaSub and Gaz de France, the Cooperation Agreement entered into October 25, 2005 between Gaz de France and FuelMaker, and the Distributor Agreement entered into October 25, 2005 between Gaz de France and FuelMaker.

(26)	“Governmental Authority” means any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal, or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi- governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government.

(27)	“Greenfield” means Greenfield AG, a Swiss corporation.

(28)	“Greenfield Consent” means the written consent of Greenfield to, among other things, (a) the assignment by HondaSub to the Purchaser of its interest in the Greenfield License Agreement, and (b) the MTM/Honda Greenfield Sublicense.

(29)	“Greenfield License Agreement” means collectively that license agreement with an effective date of August 5, 1989, entered into by FuelMaker and Sulzer Brothers Limited, as amended by the amendment entered into by FuelMaker and Sulzer Brothers Limited with an effective date of March 19, 1990; the amendment, styled as “Amendment #1”, entered into by FuelMaker and Sulzer Burckhardt Engineering Works Limited with an effective date of April 7, 1994; the amendment, styled as “Amendment #2”, entered into by FuelMaker and Sulzer Burckhardt Engineering Works Limited with an effective date of September 25, 1995; the Assignment of License Agreement entered into by FuelMaker, Sulzer AG and Burckhardt Compression AG on December 23, 2002; the Assignment of License Agreement entered into by FuelMaker and Greenfield dated February 13, 2003; the Assignment of License Agreement as Amended between FuelMaker, HondaSub and Honda dated May 6, 2004; and the amendment, styled as “Amendment #3”, entered into by Greenfield, HondaSub and Honda dated March 18, 2008.

(30)	“Greenfield Sublicense Agreement” means the Sublicense Agreement between HondaSub and FuelMaker dated May 6, 2004 in respect of certain rights under the Greenfield License Agreement.

(31)	“Honda” means American Honda Motor Co., Inc., a corporation formed under the laws of the State of California.

(32)	“HondaSub” means 2045951 Ontario Inc., a corporation formed under the laws of the Province of Ontario.

(33)	“HondaSub Intellectual Property” means HondaSub's right, title and interest in and to:

(a) the Intellectual Property that was acquired by HondaSub from FuelMaker as of July 23, 2004, which, for greater certainty, excludes the Intellectual Property that is the subject of the Greenfield Sublicense Agreement and the Intellectual Property licensed by Greenfield under the Greenfield License Agreement;

(b) the right, title and interest of FuelMaker in and to all Approvals and other agreements (if any) in connection with the Intellectual Property licensed to or used by FuelMaker in connection with the HRA or VRA or both, that was acquired by HondaSub from FuelMaker as of July 23, 2004 (excluding the Greenfield License Agreement and the Greenfield Sublicense Agreement); and

(c) the Intellectual Property developed or acquired by FuelMaker after July 23, 2004 that contributed to the development of the HRA, the VRA or otherwise related to Refueling Technology.

(34)	“HondaSub IP Contracts” has the meaning attributed to that term in Section 5.2(14)(a).

(35)	“HondaSub Owned IP” means all HondaSub Intellectual Property in which HondaSub owns any Intellectual Property rights, whether in use or under development or design.

(36)	“HondaSub Purchased Assets” means the right, title and interest of HondaSub in and to

(i) all of the HondaSub Intellectual Property, including without limitation, the Patents listed in Schedule 5.1(10)(a), (ii) the Assumed Contracts, and (iii) subject to Section 6.1, the Books and Records.

(37)	“HondaSub’s Solicitors” means McMillan LLP.

(38)	“HRA” means the Home Refueling Appliance developed or manufactured by FuelMaker.

(39)	“Indemnified Party” has the meaning attributed to that term in Section 5.6(1)(a).

(40)	“Indemnifying Party” has the meaning attributed to that term in Section 5.6(1)(a).

(41)	“Intellectual Property” means (i) Patents; and (ii) inventions, trade-marks, trade-mark applications and registrations, trade names, trade name registrations, brand names, business names, service marks, service mark registrations, designs, copyrights, copyright applications and registrations, industrial designs, industrial design applications and registrations, trade secrets, know-how, show-how, computer systems and software, including the content of all documentation relating thereto, related object and source codes therefore, and any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

(42)	“Interim Period” means the period commencing on the date hereof and ending on the Closing Date.

(43)	“IP and Support Agreement” means the IP and Support Agreement between HondaSub, Honda and FuelMaker dated July 23, 2004 under which FuelMaker transferred certain Intellectual Property to HondaSub in exchange for certain specified consideration.

(44)	“IP License Agreement” means the License Agreement between HondaSub, FuelMaker and Honda dated July 23, 2004 under which HondaSub granted a non-exclusive license to FuelMaker in respect of the HondaSub Intellectual Property.

(45)	“Loss” or “Losses” means any and all claim, demand, proceeding, deficiency, loss, liability, damage, fine, cost or expense (including, without limitation but subject to the provisions of Section 5.6, all legal and professional fees and disbursements), interest, penalties, judgments and amounts paid in settlement, actually suffered or incurred by a Party resulting from any act, omission or state of facts, but:

(a) excluding loss of profits and consequential damages and excluding any contingent liability until it becomes actual;

(b) reduced by any Tax benefit to the Indemnified Party; and

(c) reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person.

(46)	“MTM/Honda Greenfield Sublicense” has the meaning attributed to that term in Section 3.2(j).

(47)	“Notice” has the meaning attributed to that term in Section 7.11(1).

(48)	“Ordinary Course” means, with respect to an action taken by a Person, that the action is consistent with past practices of the Person and is taken in the normal day-to-day course of business of the Person.

(49)	“Parties” means collectively, HondaSub, Honda and the Purchaser, and “Party” means any of them.

(50)	“Patents” means all patents (including design patents), patent applications (including design patent applications), invention disclosures, certificates or models of utility, and other rights of invention, worldwide, including any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent.

(51)	“Permits” means any and all franchises, licenses, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, permits and other approvals, obtained from or required by a Governmental Authority.

(52)	“Person” is to be broadly interpreted and includes an individual, a corporation, a company, a limited liability company, a partnership, a joint venture, a trust, a trustee, a receiver, an association, an unincorporated organization, a Governmental Authority, an executor or administrator or other legal or personal representative, or any other juridical entity.

(53)	“Purchase Price” has the meaning attributed to that term in Section 2.4.

(54)	“Purchaser” means MTM S.r.l., a corporation formed under the laws of Italy.

(55)	“Purchaser Claims” has the meaning attributed to that term in Section 5.5(4)(a).

(56)	“Receiver” means McIntosh & Morawetz Inc., in its capacity as interim receiver and receiver and manager of FuelMaker and not in its personal capacity and without personal or corporate liability.

(57)	“Refueling Technology” means gas compression and refueling equipment and appliances and related research and technology and know-how relating to the design and manufacture thereof, including the HRA and VRA.

(58)	“Representatives” means, with respect to any Party, its Affiliates and, if applicable, its and their respective directors, officers, employees, agents, attorneys, accountants and other representatives and advisors.

(59)	“Specified Representations and Warranties” has the meaning attributed to that term in Section 5.3(1)(a).

(60)	“Taxes” means taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed in respect or in lieu thereof (including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, valued-added, excise, stamp, withholding, premium, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, surtaxes, customs duties and import and export taxes, license, franchise and registration fees and employment insurance, health insurance and Canada, and other government pension plan premiums or contributions), and “Tax” has a corresponding meaning.

(61)	“Technology Agreement” has the meaning attributed to that term in Section 3.2(i).

(62)	“Threshold” has the meaning attributed to that term in Section 5.5(4)(a).

(63)	“Transaction Document” means, with respect to any Person, any Contract, agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement.

(64)	“Transactions” means the transactions contemplated by this Agreement.

(65)	“Transfer Taxes” has the meaning attributed to that term in Section 2.6(1).

(66)	“Transmission” has the meaning attributed to that term in Section 7.11(1)(c).

(67)	“Third Party” has the meaning attributed to that term in Section 5.6(3).

(68)	“Third Party Claim” has the meaning attributed to that term in Section 5.6(1)(a).

(69)	“VRA” means the Vehicle Refueling Appliance developed or manufactured by FuelMaker.

1.2 Construction. This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not apply to the construction or interpretation of this Agreement.

1.3	Certain Rules of Interpretation. In this Agreement:

	(a)	the division into Articles and Sections and the insertion of headings and the Table of Contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement;

	(b)	the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular portion of this Agreement; and

	(c)	unless specified otherwise or the context otherwise requires:

		(i)	references to any Article, Section or Schedule are references to the Article or Section of, or Schedule to, this Agreement;

		(ii)	“including” or “includes” means “including (or includes) but is not limited to” and shall not be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it;

		(iii)	“the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”;

		(iv)	references to Contracts are deemed to include all present and future amendments, supplements, restatements and replacements to those Contracts;

(v) references to any legislation, statutory instrument or regulation or a section thereof, unless otherwise specified, is a reference to the legislation, statutory instrument, regulation or section as amended, restated and re-enacted from time to time; and

(vi) words in the singular include the plural and vice-versa and words in one gender include all genders.

1.4 Knowledge. In this Agreement, references to “to the knowledge of HondaSub” or phrases to like effect mean, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter, of any one or more of Dan Bonawitz and Richard Crawford. Any such individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in, or that have been in, the possession of such individual, including his personal files, or (b) such knowledge could be obtained by such individual from due inquiry of any of John Lyon, Donald Jevons, Ralph Rackham, or Mario Pirraglia.

1.5 Computation of Time. In this Agreement, unless specified otherwise or the context otherwise requires:

(a)	a reference to a period of days is deemed to begin on the first day after the event that started the period and to end at 5:00 p.m. on the last day of the period, but if the last day of the period does not fall on a Business Day, the period ends at 5:00 p.m. on the next succeeding Business Day;

(b)	all references to specific dates mean 11:59 p.m. on the dates;

(c)	all references to specific times shall be references to Toronto, Ontario time; and

(d)	with respect to the calculation of any period of time, references to “from” mean “from and excluding” and references to “to” or “until” mean “to and including”.

1.6 Performance on Business Days. If any action is required to be taken pursuant to this Agreement on or by a specified date that is not a Business Day, the action is valid if taken on or by the next succeeding Business Day.

1.7	Currency and Payment. In this Agreement, unless specified otherwise:

	(a)	except where the context indicates otherwise, in which case references to dollar amounts or obligations, including indemnification obligations, shall mean United States dollars, references to dollar amounts or “$” are to Canadian dollars;

	(b)	any payment is to be made by wire transfer in immediately available funds;

	(c)	any payment to HondaSub or Honda is to be made by wire transfer in immediately available funds to:

Bank of America 100 West 33rd Street New York, NY 10001 Account # 12358-01592 ABA # 0260-0959-3; and

(d)	except in the case of any payment due on the Closing Date, any payment due on a particular day must be received and available by 5:00 p.m. on the due date and any payment received and available after that time is deemed to have been made and received on the next succeeding Business Day.

1.8 Accounting Terms. In this Agreement, unless specified otherwise, each accounting term has the meaning assigned to it under GAAP.

1.9	Schedules. The following Schedules are attached to and form part of this Agreement:

Schedule	3.2(a)	Form of General Assignment and Bill of Sale
Schedule	3.3(b)	Form of Assumption Agreement
Schedule	3.2(i)	Form of Technology Agreement
Schedule	3.2(j)	Form of MTM/Honda Greenfield Sublicense
Schedule	4.2(1)(d)	HondaSub’s Approvals
Schedule	5.1(10)(a)	HondaSub Intellectual Property
Schedule	5.1(10)(b)	FuelMaker Intellectual Property
Schedule	5.1(16)	Product Certifications
Schedule	7.1	Press Releases

ARTICLE 2 PURCHASE AND SALE

2.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing Time: (i) HondaSub shall sell, assign and transfer the HondaSub Purchased Assets to the Purchaser and the Purchaser shall purchase the HondaSub Purchased Assets from HondaSub; and (ii) Honda shall, directly or indirectly, have procured, for the benefit of the Purchaser, the Gaz de France Termination.

2.2 Assumed Obligations. Subject to the terms and conditions of this Agreement, at the Closing Time, the Purchaser shall assume the liabilities and obligations of HondaSub under the Assumed Contracts (collectively, the “Assumed Obligations”).

2.3 Excluded Obligations. Other than the Assumed Obligations, the Purchaser shall not assume and shall not be liable for any other liabilities or obligations of HondaSub, which for certainty are retained by HondaSub, and HondaSub covenants that HondaSub shall be solely responsible for all such retained liabilities and obligations.

2.4	Purchase Price and Payment. The aggregate consideration payable by the Purchaser under this Agreement (the “Purchase Price”) shall equal the sum of (i) US$4,403,040, and (ii) the assumption by the Purchaser of the Assumed Obligations.

(2)	The portion of the Purchase Price referred to in Section 2.4(1)(i) shall be paid and satisfied as follows:

	(a)	by payment by the Purchaser to HondaSub at the Closing Time of the sum of US$80,750 by wire transfer in accordance with the payment procedures set forth in Section 1.7 or otherwise as HondaSub may direct; and

	(b)	by payment by the Purchaser to Honda at the Closing Time of the sum of US$4,322,290, such amount by wire transfer in accordance with the payment procedures set forth in Section 1.7 or otherwise as Honda may direct.

2.5 Extended Warranties.

     If an owner or lessee of a Honda Civic GX vehicle (a “GX Owner”) requests extended warranty service from the Purchaser for an HRA manufactured or sold before the Closing Time, and such request is made after the expiry of the one-year period commencing on the date that such GX Owner acquired such HRA, then:

(a)	the Purchaser shall obtain and provide to Honda reasonable evidence that such GX Owner has a bona fide claim to a valid extended warranty provided by FuelMaker on such HRA;

(b)	subject to a request to the contrary from Honda, the Purchaser shall perform extended warranty services in respect of such HRA as required by such extended warranty (up to a limit of the earlier of five years from date of purchase of such HRA and 6,000 hours of operation of such HRA); and

(c)	Honda shall, upon request from the Purchaser, reimburse the Purchaser for the Purchaser’s costs of performing such extended warranty services based on Purchaser's standard rates for such warranty repair. Purchaser shall from time to time at the request of Honda provide a list of its standard rates to Honda.

2.6 Taxes

(1)	The Purchaser shall pay upon Closing, in addition to the Purchase Price, all applicable federal and provincial taxes (but for greater certainty, excluding United States federal, state and local taxes) exigible in connection with the purchase and sale of the HondaSub Purchased Assets and the procurement of the Gaz de France Termination including, without limitation, Canadian goods and services, harmonized sales, and Ontario retail sales Taxes, but not including any Taxes calculated by reference to the income or profits of HondaSub or Honda (collectively, “Transfer Taxes”). Alternatively, where applicable, the Purchaser shall have the option to furnish HondaSub with appropriate exemption certificates or other information or documentation reasonably required by HondaSub to substantiate relief from certain Transfer Taxes.

(2)	The Purchaser agrees to indemnify and save HondaSub and Honda harmless from and against all claims and demands for payment of Transfer Taxes, including penalties and interest thereon or in respect or in lieu thereof and any liability or costs incurred relating thereto. This indemnity shall survive Closing and shall continue for the benefit of HondaSub and Honda notwithstanding the Closing for an indefinite period, subject only to any applicable limitation periods imposed by Applicable Law. The indemnification procedures in Sections 5.6 and 5.7 of this Agreement apply mutatis mutandis to any indemnification claim made under this Section 2.6(2).

ARTICLE 3 CLOSING ARRANGEMENTS

3.1 Closing. Subject to satisfaction or waiver of the conditions set forth in Article 4, the Closing shall take place on the Closing Date at the offices of HondaSub’s Solicitors in Toronto, Ontario or at such other place as may be agreed to by HondaSub and the Purchaser.

3.2 HondaSub's and Honda’s Closing Deliveries. At the Closing, HondaSub (and in respect of Sections 3.2(d), 3.2(i), 3.2(j), 3.2(l) and 3.2(o), Honda) shall deliver or cause to be delivered to the Purchaser the following, each of which shall be in form and substance satisfactory to the Purchaser, acting reasonably:

(a)	a general assignment and bill of sale in respect of the HondaSub Purchased Assets substantially in the form of Schedule 3.2(a) attached hereto;

(b)	a certified copy of resolutions of the board of directors and shareholders of HondaSub authorizing the execution, delivery and performance of this Agreement and all Transaction Documents required by this Agreement to be delivered by HondaSub;

(c)	subject to Section 6.1, the Books and Records;

(d)	evidence of Gaz de France Termination;

(e)	evidence of the Greenfield Consent and any other Approvals described in Schedule 4.2(1)(d);

(f)	a waiver by HondaSub of its rights under the Non-Competition and Non- Solicitation Agreement made as of July 23, 2004 with Ralph Rackham in respect of activities of Mr. Rackham for the benefit of the Purchaser;

(g)	documentation reasonably sufficient to establish (i) transfer of the Patents included in the HondaSub Purchased Assets suitable for registration in applicable patent offices, and (ii) chain of title regarding such Patents from FuelMaker to HondaSub and from HondaSub to Purchaser suitable for registration in the applicable patent offices;

(h)	an opinion of HondaSub’s Solicitors, addressed to the Purchaser and its counsel, subject to customary assumptions and qualifications and in form and substance satisfactory to the Purchaser and its counsel, acting reasonably, covering, among other things, HondaSub's corporate existence, its power and authority to enter into this Agreement and that this Agreement is valid, binding and enforceable in accordance with its terms;

(i)	the technology agreement among Honda and the Purchaser substantially in the form of Schedule 3.2(i), executed by Honda (the “Technology Agreement”);

(j)	a sublicense of the Greenfield License Agreement by Purchaser to Honda, substantially in the form of Schedule 3.2(j), with any changes reasonably required by Greenfield, executed by Honda and Greenfield (the “MTM/Honda Greenfield Sublicense”);

(k)	in respect of HondaSub:

	(i)	a certificate of status or its equivalent under the laws of the jurisdiction governing its corporate existence;

	(ii)	a certificate of incumbency; and

	(iii)	that number of copies reasonably required by the Purchaser, certified by one of HondaSub’s senior officers, of its Constating Documents;

(l)	in respect of Honda:

	(i)	a certificate of status or its equivalent under the laws of the jurisdiction governing its corporate existence;

	(ii)	a certificate of incumbency; and

	(iii)	that number of copies reasonably required by the Purchaser, certified by one of Honda’s senior officers, of its Constating Documents;

(m)	agreements in form reasonably acceptable to the Purchaser and its counsel establishing that the following agreements have been terminated at or prior to Closing:

	(i)	the Enabling License Agreement;

	(ii)	the Amended and Restated Development Agreement between FuelMaker, HondaSub and Honda dated July 23, 2004;

	(iii)	the IP and Support Agreement, excluding the Grid Note and General Security Agreement made under the IP and Support Agreement, which shall continue in full force and effect;

	(iv)	the Greenfield Sublicense Agreement; and

	(v)	the IP License Agreement;

(n)	an agreement in form reasonably acceptable to the Purchaser under which HondaSub assigns to the Purchaser, and the Purchaser assumes from such party, its interest in the Assumed Contracts;

(o)	an agreement in form reasonably acceptable to the Purchaser under which Honda assigns to the Purchaser, and the Purchaser assumes from such party, its interest in the Assumed Contracts;

(p)	a certificate dated the Closing Date, confirming that the conditions set forth in Sections 4.1(1)(b) and 4.1(1)(c) of this Agreement have been fulfilled, performed or waived as of the Closing Date;

(q)	an acknowledgement dated the Closing Date, that each of the conditions precedent in Section 4.2 of this Agreement have been fulfilled, performed or waived as of the Closing Date; and

(r)	such further and other documentation as is referred to in this Agreement or as the Purchaser may reasonably require to give effect to this Agreement and the Transactions contemplated hereby.

3.3 The Purchaser's Closing Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to HondaSub the following, each of which shall be in form and substance satisfactory to HondaSub, acting reasonably:

(a)	payment of the amounts required to be paid under Section 2.4(2);

(b)	the agreements contemplated in Section 3.2(n);

(c)	the Technology Agreement, executed by the Purchaser;

(d)	the MTM/Honda Greenfield Sublicense, executed by the Purchaser;

(e)	in respect of the Purchaser:

(i) a certificate of status or its equivalent under the laws of the jurisdiction governing its corporate existence;

(ii) a certificate of incumbency; and

(iii) that number of copies reasonably required by HondaSub, certified by one of its senior officers, of its Constating Documents and of the resolutions of the board of directors of the Purchaser authorizing its execution, delivery and performance of this Agreement and of all Transaction Documents required by this Agreement to be delivered by the Purchaser;

(f)	a certificate dated the Closing Date, confirming that the conditions set forth in Sections 4.2(1)(b) and 4.2(1)(c) of this Agreement have been fulfilled, performed or waived as of the Closing Date;

(g)	an acknowledgement dated the Closing Date, that each of the conditions precedent in Section 4.1 of this Agreement have been fulfilled, performed or waived as of the Closing Date; and

(h)	such further and other documentation as is referred to in this Agreement or as HondaSub may reasonably require to give effect to this Agreement and the Transactions contemplated hereby.

3.4 Patent Transfers.

To the extent that the registrations of transfers from FuelMaker to HondaSub of Patents included within the HondaSub Purchased Assets have not been filed in the applicable patent offices on or before the Closing Date, HondaSub shall file such registrations and shall use commercially reasonable efforts to do so within a period of four weeks after the Closing Date.

ARTICLE 4 CONDITIONS OF CLOSING

4.1 The Purchaser's Conditions.

(1)	The Purchaser shall be obliged to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the Closing Time (each of which conditions precedent is acknowledged to be for the exclusive benefit of the Purchaser):

	(a)	the transaction contemplated by the FM APA shall have been completed concurrently with the Closing;

	(b)	all of the representations and warranties of HondaSub and Honda made in this Agreement or other Transaction Documents shall be true and correct as at the Closing Time with the same effect as if made at and as of the Closing Time (except as those representations and warranties may be affected by events or transactions (i) expressly permitted by this Agreement or (ii) approved in writing by the Purchaser), except for such failure of representations and warranties to be true and correct (without regard to any qualifications with respect to materiality contained therein) that would not be reasonably likely individually or in the aggregate to be materially adverse to HondaSub's or Honda’s interest hereunder or thereunder;

	(c)	each of Honda and HondaSub shall have complied with or performed (or caused to be complied with or performed) in all material respects all of the obligations, covenants and agreements under this Agreement and each other Transaction Document to be complied with or performed by such party at or before the Closing Time, and all deliveries contemplated by Section 3.2 shall have been tabled;

	(d)	all Approvals described in Schedule 4.2(1)(d) shall have been obtained, in each case in form and substance satisfactory to the Purchaser, acting reasonably; and

	(e)	there shall be no injunction, preliminary or permanent, or restraining order issued preventing, and no pending or threatened Claim, against any Party, for the purpose of enjoining or preventing, the completion of the Transactions or otherwise claiming that this Agreement or the completion of the Transactions is improper or would give rise to a Claim under any Applicable Law.

(2)	If any of the conditions in Section 4.1(1) shall not be satisfied or fulfilled in full at or before the Closing Time to the satisfaction of the Purchaser acting reasonably, the Purchaser in its sole discretion may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:

	(a)	terminate this Agreement by notice in writing to HondaSub and Honda, except with respect to the obligations contained in Sections 7.1, 7.2, 7.9 and 7.10 which shall survive that termination; or

	(b)	waive compliance with any such condition in whole or in part by notice in writing to HondaSub and Honda, except that no such waiver shall operate as a waiver of any other condition.

4.2 HondaSub's and Honda’s Conditions.

(1)	HondaSub and Honda shall be obliged to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the Closing Time (each of which conditions precedent is acknowledged to be for the exclusive benefit of HondaSub and Honda):

	(a)	the transaction contemplated by the FM APA shall have been completed concurrently with the Closing;

	(b)	all of the representations and warranties of the Purchaser made in this Agreement or other Transaction Documents shall be true and correct as at the Closing Time with the same effect as if made at and as of the Closing Time (except as those representations and warranties may be affected by events or transactions expressly permitted by this Agreement) except for such failure of representations and warranties to be true and correct (without regard to any qualifications with respect to materiality contained therein) that would not be reasonably likely individually or in the aggregate to be materially adverse to HondaSub's or Honda’s interest hereunder or thereunder;

	(c)	the Purchaser shall have complied with or performed (or caused to be complied with or performed) in all material respects all of the obligations, covenants and agreements under this Agreement and each other Transaction Document to be complied with or performed by such party at or before the Closing Time, and all deliveries contemplated by Section 3.3 shall have been tabled;

	(d)	all Approvals described in Schedule 4.2(1)(d) shall have been obtained, in each case in form and substance satisfactory to HondaSub, acting reasonably;

	(e)	the Purchaser shall have entered into the Technology Agreement and the MTM/Honda Greenfield Sublicense;

	(f)	there shall be no injunction, preliminary or permanent, or restraining order issued preventing, and no pending or threatened Claim against any Party for the purpose of enjoining or preventing, the completion of the Transactions or otherwise claiming that this Agreement or the completion of the Transactions is improper or would give rise to a Claim under any Applicable Law; and

	(g)	the agreements referred to in Section 3.2(m) have been terminated.

(2)	If any of the conditions in Section 4.2(1) shall not be satisfied or fulfilled in full at or before to the Closing Time to the satisfaction of HondaSub and Honda, acting reasonably, HondaSub or Honda in its sole discretion may, without limiting any rights or remedies available to HondaSub or Honda at law or in equity, either:

	(a)	terminate this Agreement by notice in writing to the Purchaser, except with respect to the obligations contained in Sections 7.1, 7.2, 7.9 and 7.10 which shall survive that termination; or

	(b)	waive compliance with any such condition in whole or in part by notice in writing to the Purchaser, except that no such waiver shall operate as a waiver of any other condition.

4.3 Termination. This Agreement (other than the obligations set out in Sections 7.1, 7.2, 7.9 and 7.10, which shall survive termination) may be terminated by the Purchaser or by HondaSub if the Closing shall not have occurred on or prior to May 15, 2009, unless extended by mutual agreement of the Purchaser and HondaSub.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of HondaSub and Honda. HondaSub (and, in respect of Sections 5.1(1)(b), 5.1(2)(b), 5.1(3)(b), 5.1(4)(b), 5.1(8)(b) and 5.1(9)(b), Honda) represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on these representations and warranties in connection with its completion of the Transactions:

(1)	Organization and Status.

	(a)	HondaSub is a corporation duly incorporated and is validly subsisting and in good standing under the laws of the Province of Ontario.

	(b)	Honda is a corporation duly incorporated, and is validly subsisting and in good standing under the laws of the State of California.

(2)	Corporate Power.

	(a)	HondaSub has all necessary corporate power and authority to own or lease or dispose of its undertakings, property and assets, to enter into this Agreement and the other Transaction Documents to be delivered by it pursuant to this Agreement, and to perform its respective obligations hereunder and thereunder.

	(b)	Honda has all necessary corporate power and authority to own or lease or dispose of its undertakings, property and assets, to enter into this Agreement and the other Transaction Documents to be delivered by it pursuant to this Agreement, and to perform its respective obligations hereunder and thereunder.

(3)	Authorization.

	(a)	All necessary corporate action has been taken by or on the part of HondaSub to authorize the execution and delivery of this Agreement and the other Transaction Documents to be delivered by it pursuant to this Agreement, and the performance of its respective obligations hereunder and thereunder.

	(b)	All necessary corporate action has been taken by or on the part of Honda to authorize the execution and delivery of this Agreement and the other Transaction Documents to be delivered by it pursuant to this Agreement, and the performance of its respective obligations hereunder and thereunder.

(4)	Enforceability.

	(a)	This Agreement has been duly executed and delivered by HondaSub and is a legal, valid and binding obligation of HondaSub enforceable against it in accordance with its terms. Each of the other Transaction Documents to be delivered by HondaSub pursuant to this Agreement will at the Closing Time have been duly executed and delivered by HondaSub and will be enforceable against HondaSub in accordance with its respective terms.

	(b)	This Agreement has been duly executed and delivered by Honda and is a legal, valid and binding obligation of Honda enforceable against it in accordance with its terms. Each of the other Transaction Documents to be delivered by Honda pursuant to this Agreement will at the Closing Time have been duly executed and delivered by Honda and will be enforceable against Honda in accordance with its respective terms.

(5)	Title to Assets. HondaSub has good and marketable title to the HondaSub Purchased Assets, free and clear of any and all Encumbrances.

(6)	No Other Agreements to Purchase. No person other than Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from HondaSub of any of the HondaSub Purchased Assets.

(7)	No Expropriation. No part of the HondaSub Purchased Assets has been taken or expropriated by any federal, provincial, municipal or other authority, nor has any notice or proceeding in respect thereof been given or commenced, nor is HondaSub aware of any intent or proposal to give any such notice or commence any such proceedings.

(8)	Absence of Conflict.

	(a)	The execution, delivery and performance of this Agreement by HondaSub and the completion of the Transactions will not (whether after the passage of time or notice or both), result in:

		(i)	the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any of its obligations under:

			(A)	any Contract to which HondaSub is a party or by which any of HondaSub's assets may be bound or affected;

			(B)	any provision of the Constating Documents or resolutions of the board of directors (or any committee thereof) or shareholders of HondaSub;

			(C)	any judgment, decree, order or award of any Governmental Authority having jurisdiction over HondaSub;

			(D)	any Approval issued to or held by, HondaSub or held for the benefit of or necessary to the operation of, HondaSub; or

			(E)	any Applicable Law; or

		(ii)	the creation or imposition of any Encumbrance over any of the HondaSub Purchased Assets.

	(b)	The execution, delivery and performance of this Agreement by Honda and the completion of the Transactions will not (whether after the passage of time or notice or both), result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any of its obligations under:

		(i)	any Contract to which Honda is a party or by which any of Honda's assets may be bound or affected;

		(ii)	any provision of the Constating Documents or resolutions of the board of directors (or any committee thereof) or shareholders of Honda;

		(iii)	any judgment, decree, order or award of any Governmental Authority having jurisdiction over Honda;

		(iv)	any Approval issued to or held by, Honda or held for the benefit of or necessary to the operation of, Honda; or

(v) any Applicable Law.

(9)	Bankruptcy.

	(a)	HondaSub has not made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. HondaSub has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of HondaSub or any of HondaSub's assets and no execution or distress has been levied on any of its assets, nor have proceedings been commenced in connection with any of the foregoing.

	(b)	Honda has not made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. Honda has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of Honda or any of Honda's assets and no execution or distress has been levied on any of its assets, nor have proceedings been commenced in connection with any of the foregoing.

(10)	HondaSub Intellectual Property.

	(a)	Schedule 5.1(10)(a) sets out, separately, a true, accurate and complete list and description of: (i) all of the Patents, trade-mark applications and registrations, trade name registrations, copyright applications and registrations and industrial design applications and registrations included in the HondaSub Owned IP; (ii) all Contracts pursuant to which HondaSub has the right to use any HondaSub Intellectual Property not owned by HondaSub (other than commercial off-the- shelf application software); and (iii) all Contracts pursuant to which third parties are granted the right by HondaSub to use any HondaSub Intellectual Property owned or licensed by HondaSub (the Contracts identified under (ii) and (iii) collectively referred to herein as “HondaSub IP Contracts”). Unless otherwise disclosed in Schedule 5.1(10)(a), all HondaSub IP Contracts are in full force and effect and are HondaSub Purchased Assets. HondaSub is in compliance with, and has not breached any term of any HondaSub IP Contract, and to HondaSub's knowledge, all other parties to the HondaSub IP Contracts are in compliance in all respects with, and have not breached any term of, the HondaSub IP Contracts.

	(b)	To the knowledge of HondaSub: (i) FuelMaker does not own any Intellectual Property that contributes to the development of the HRA, the VRA or is otherwise related to Refueling Technology; (ii) FuelMaker does not license or sub-license from any Person any Intellectual Property that contributes to the development of the HRA, the VRA or is otherwise related to Refueling Technology, other than: (A) commercial off-the-shelf application software, and (B) Intellectual Property licensed or sub-licensed from HondaSub pursuant to the IP License Agreement and the Greenfield Sublicense Agreement; and (iii) Schedule 5.1(10)(b) sets out, separately, a true, accurate and complete list and description of all Contracts pursuant to which third parties are granted the right by FuelMaker to use any Intellectual Property owned or licensed by FuelMaker.

(c)	Except as set out in Schedules 5.1(10)(a) and 5.1(10)(b), and subject to the termination at or prior to Closing of the agreements listed in Section 3.2(m) and in the Gaz de France Termination, neither HondaSub nor, to HondaSub's knowledge, FuelMaker, has granted any Person any interest in or right to use all or any portion of the HondaSub Intellectual Property.

(d)	To HondaSub's knowledge, neither HondaSub nor FuelMaker has interfered with, infringed upon or misappropriated any Intellectual Property rights of any other Person. Neither HondaSub nor, to HondaSub's knowledge, FuelMaker has received, within six years prior to the date hereof, any written claim, notice or threat that its use of any of the HondaSub Intellectual Property infringes on or breaches any Intellectual Property rights of any other Person.

(e)	HondaSub has used commercially reasonable efforts to protect the HondaSub Intellectual Property against infringement and misappropriation by third parties and to preserve HondaSub's rights therein. To HondaSub's knowledge, no Person has interfered with, infringed upon or misappropriated any of the rights of HondaSub in the HondaSub Intellectual Property and HondaSub knows of no threat by any Person to do so.

(f)	HondaSub has in its possession or control, and has made available to the Purchaser, correct, accurate, complete, fully-executed copies of all HondaSub IP

Contracts (as amended to date) set out in Schedule 5.1(10)(a), other than HondaSub IP Contracts marked on Schedule 5.1(10)(a) as not being HondaSub Purchased Assets. HondaSub has made available to Purchaser correct, accurate and complete copies of all material information, documents and correspondence that it has in its possession or control relating to each item of the HondaSub Intellectual Property, including all material information, documents and correspondence submitted to or received from any Governmental Authority worldwide.

(g)	HondaSub has taken all reasonable measures to maintain the validity and effectiveness of all HondaSub Intellectual Property, and all documents, recordations and certificates necessary to be filed by HondaSub and all filing, examination, issuance, post registration and maintenance fees, annuities and the like required to be paid by HondaSub to maintain the effectiveness of the HondaSub Intellectual Property have been filed with, and timely paid to, the relevant Governmental Authorities, so that all of the HondaSub Intellectual Property rights listed in Schedule 5.1(10)(a) are in good standing and in full force and effect, and none of such HondaSub Intellectual Property has lapsed, expired or been abandoned or canceled in any jurisdiction.

(h)	HondaSub has the exclusive right to file, prosecute and maintain any applications for the HondaSub Owned IP. HondaSub has taken all reasonable and necessary steps (based on standard industry practice and in accordance with all Applicable Law) to diligently and appropriately prosecute all applications listed in Schedule 5.1(10)(a) as pending patent applications wholly owned by HondaSub and all such pending applications are in good standing.

(i)	Neither HondaSub nor, to HondaSub's knowledge, FuelMaker, has received, within six years prior to the date hereof, any written demand, claim, notice or inquiry from any third party in respect of the HondaSub Intellectual Property that challenges, threatens to challenge, or inquires as to whether there is any basis to challenge, the validity or the rights of HondaSub in or to the HondaSub Intellectual Property, and HondaSub knows of no basis for any such challenge. To HondaSub's knowledge there are no outstanding orders, judgments, decrees, stipulations or (other than pursuant to the HondaSub IP Contracts) agreements restricting the use or exploitation of the HondaSub Intellectual Property. Neither HondaSub nor, to the knowledge of HondaSub, FuelMaker, has within six years prior to the date hereof, received written notice that it is in default (or without the giving of notice or lapse of time or both, would be in default) under any license with respect to any HondaSub Intellectual Property or HondaSub IP Contracts.

(j)	HondaSub is (subject to the exceptions set out in Schedule 5.1(10)(a)) the sole legal and beneficial owner of, has good and marketable title to, and owns all right, title and interest in, all of the HondaSub Owned IP and all Intellectual Property rights therein free and clear of any Encumbrance and has the right to transfer all Intellectual Property rights in the HondaSub Owned IP. None of the HondaSub Owned IP or any Intellectual Property right therein is owned by or registered in the name of any Person other than HondaSub, including, without limitation, any current or former inventor, owner, shareholder, partner, director, executive, officer, employee or contractor of HondaSub or FuelMaker. No consent of any Person is necessary to make, use, reproduce, license, sell, modify, update, enhance or otherwise exploit any of the HondaSub Owned IP, except as provided for in the HondaSub IP Contracts.

(k)	To the knowledge of HondaSub, the HondaSub Intellectual Property comprises all of the Intellectual Property necessary for the conduct of FuelMaker's business as it is currently conducted.

(l)	No licensing fees, royalties, or payments are due or payable by HondaSub in connection with HondaSub Intellectual Property or HondaSub IP Contracts, except as provided for in the HondaSub IP Contracts. As at the date hereof, each of HondaSub and, to the knowledge of HondaSub, FuelMaker has, and as at the Closing Time will have, paid all licensing fees, royalties and other payments due and payable by it in connection with the HondaSub IP Contracts (other than the agreements listed in Section 3.2(m) and in the Gaz de France Termination). There are no licensing fees, royalties or other payments that have been accrued by HondaSub or, to the knowledge of HondaSub, FuelMaker, but which have not yet become due and payable, in connection with the HondaSub IP Contracts (other than the agreements listed in Section 3.2(m) and in the Gaz de France Termination) and in particular under the Greenfield License.

	(m)	Other than in respect of the Approvals described in Schedule 4.2(1)(d), HondaSub is not subject to any restriction that would be violated or breached by the consummation of the Transactions or that may affect the validity, use or enforceability of the HondaSub Intellectual Property or the HondaSub IP

Contracts.

	(n)	Each of HondaSub and, to the knowledge of HondaSub, FuelMaker, has taken reasonable measures to protect the confidentiality and value of each item of the HondaSub Intellectual Property (other than Patents and other Intellectual Property that are filed with any Government Authority as contemplated by Section 5.1(10)(g) and are at a stage of such filing where they have been made publicly available) that it owns or is obligated to protect, in accordance with protection procedures customarily used in the industry to protect rights of like importance.

	(o)	To the knowledge of HondaSub, all current and former FuelMaker employees, agents and independent contractors who have materially contributed to or participated in the conception and development of HondaSub Intellectual Property (“IP Participant”) have executed and delivered to FuelMaker a proprietary information agreement, pursuant to which, inter alia, such IP Participant has assigned all of his rights in such Intellectual Property to FuelMaker or HondaSub and has agreed not to disclose confidential information of FuelMaker for any purpose unrelated to his work for FuelMaker. To the knowledge of HondaSub, no former or current IP Participant (i) has, within six years prior to the date hereof, filed or threatened any written claim against FuelMaker or HondaSub related to HondaSub Intellectual Property; or (ii) has any Patents issued or pending for any invention used or needed by FuelMaker which have not been assigned to FuelMaker or HondaSub.

	(p)	To the knowledge of HondaSub, no employee of FuelMaker is in default under any term of any employment contract, noncompetition arrangement or other agreement relating to HondaSub Intellectual Property. To the knowledge of HondaSub, no employee, agent or independent contractor of FuelMaker, nor any third party (i) is entitled to compensation by FuelMaker or HondaSub for any development or exploitation of HondaSub Intellectual Property or (ii) has been granted any right to develop or exploit any HondaSub Intellectual Property.

(11)	No Default Under Contracts. HondaSub has performed, in all material respects, all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Assumed Contract. All such Assumed Contracts are, with respect to HondaSub, in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default by HondaSub under any such Assumed Contract.

(12)	Permits. HondaSub is in compliance with all Applicable Law applicable to the HondaSub Purchased Assets. There are no Permits necessary to own, lease or operate any of the HondaSub Purchased Assets.

(13)	Regulatory and Third Party Approvals. Other than the Approvals described in Schedule 4.2(1)(d), there is no requirement for HondaSub to make any filing with or give any notice to a Governmental Authority or other Person, or obtain any Permit or consent from any Person as a condition to the lawful completion of the Transactions.

(14)	Taxes. HondaSub has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of Canada, the amount of all Taxes and other deductions required to be withheld therefrom, if any, and has paid the same to the proper Tax authority within the time required under applicable legislation.

There are no amounts collectable or payable by HondaSub under the Retail Sales Tax Act (Ontario).

(15)	Litigation. There are no actions, suits or proceedings (whether or not purportedly on behalf of HondaSub) pending or, to the knowledge of HondaSub, threatened against or affecting, HondaSub in respect of the HondaSub Purchased Assets, at law or in equity or before or by any federal, provincial, municipal or other governmental department, court, commission, board, bureau, agency, tribunal or instrumentality, domestic or foreign, or before or by an arbitrator or arbitration board. HondaSub has no knowledge of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

(16)	Certifications. To the knowledge of HondaSub, Schedule 5.1(16) contains a true, accurate and complete list of the product certifications held by FuelMaker in connection with the HRA and VRA products, and each such certification is in good standing.

(17)	Brokers. Neither HondaSub or Honda nor any director, officer or employee of HondaSub or Honda has employed any broker or finder, or incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the Transactions or any other transaction document, that would cause the Purchaser to become liable therefor.

(18)	Not Non-resident. HondaSub is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

5.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to HondaSub as follows and acknowledges that HondaSub is relying on these representations and warranties in connection with the completion by HondaSub of the Transactions:

(1)	Organization and Corporate Power. The Purchaser is a corporation duly incorporated, and is validly subsisting, under the laws of Italy. The Purchaser has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to be delivered by Purchaser pursuant to this Agreement, and to perform its respective obligations hereunder and thereunder.

(2)	Authorization. All necessary corporate action has been taken by or on the part of the Purchaser to authorize the execution and delivery of this Agreement and the other Transaction Documents to be delivered by Purchaser pursuant to this Agreement, and the performance of its respective obligations hereunder and thereunder.

(3)	Enforceability. This Agreement has been duly executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms. Each of the other Transaction Documents to be delivered by the Purchaser pursuant to this Agreement will at the Closing Time have been duly executed and delivered by the Purchaser and will be enforceable the Purchaser in accordance with its respective terms.

(4)	Bankruptcy. The Purchaser has not made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. The Purchaser has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of it or any of its undertakings, property or assets and no execution or distress has been levied on any of its undertakings, property or assets, nor have any proceedings been commenced in connection with any of the foregoing.

(5)	Consents and Approvals. There is no requirement for the Purchaser to make any filing with or give any notice to any Governmental Authority or to obtain any Approval, as a condition to the lawful completion of the Transactions.

(6)	Absence of Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the completion of the Transactions will not, (whether after the passage of time or notice or both), result in:

(a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any of its obligation, under:

(i) any Contract to which it is a party or by which any of its undertakings, property or assets may be bound or affected;

(ii) any provision of its Constating Documents or resolutions of its board of directors (or any committee thereof) or shareholders;

(iii) any Approval issued to, held by or for the benefit of, the Purchaser;

(iv) any Applicable Law; or

(b) the requirement for any Approval from any creditor of the Purchaser.

(7)	No Finder's Fees. The Purchaser has not taken, and will not take, any action that would cause HondaSub or Honda to become liable to any Claim for a brokerage commission, finder's fee or other similar arrangement.

(8)	Funding. The Purchaser has and shall have, on Closing, sufficient funds to enable it to consummate the Transactions, including payment of the Purchase Price and all fees and expenses of the Purchaser relating to the Transactions.

(9)	Investment Canada Act. The Purchaser is a “WTO Investor” within the meaning of the

Investment Canada Act.

(10)	Non-Resident. The Purchaser is a non-resident of Canada and is not registered for the goods and services and harmonized sales taxes under Part IX of the Excise Tax Act (Canada).

5.3 Survival of Representations, Warranties and Covenants of HondaSub.

(1)	The representations and warranties of HondaSub and Honda and, to the extent they have not been fully performed at or prior to the Closing Time, the covenants of Honda or HondaSub, as applicable, contained in this Agreement or in any Transaction Document shall survive Closing and shall continue for the benefit of the Purchaser notwithstanding the Closing, any investigation made by or on behalf of the Purchaser or any knowledge of the Purchaser, except that:

	(a)	the representations and warranties set out in Sections 5.1(1), 5.1(2), 5.1(3), 5.1(4), 5.1(5) and 5.1(9) and the corresponding representations and warranties set out in the Closing certificates (collectively the “Specified Representations and Warranties”) shall survive and continue in full force and effect for the longest period permitted under Applicable Law;

	(b)	the representations and warranties set out in Section 5.1(14) shall survive until 90 days after the expiry of the period within which an applicable taxation authority could require the Purchaser to pay the relevant Taxes referenced therein;

	(c)	the representations and warranties and the corresponding representations and warranties set out in the Closing certificates (other than the Specified Representations and Warranties) shall survive Closing and continue in full force and effect for a period of eighteen (18) months after the Closing Date; and

	(d)	the representations and warranties and the applicable indemnity obligations for breach thereof that terminate pursuant to this Section 5.3, and the liability of any party to this Agreement with respect thereto pursuant to this Article 5, shall not terminate with respect to any Claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice from the Indemnified Party prior to the expiration of the applicable survival period set forth in this Section 5.3. The filing of a lawsuit within such survival period is not required. Subject to the foregoing, after the expiry of such survival period, HondaSub shall not have any liability or obligations to any other Party in respect of any inaccuracy in or breach of any representation or warranty contained in this Agreement or any Transaction Document.

(2)	Notwithstanding Section 5.3(1), a Claim for any breach of any of the representations and warranties contained in this Agreement or in any Transaction Document involving fraud, willful concealment or willful misleading may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Applicable Law.

5.4 Survival of the Representations, Warranties and Covenants of the Purchaser.

(1)	The representations and warranties of the Purchaser contained in this Agreement or in any Transaction Document shall survive Closing and continue in full force and effect for a period of eighteen (18) months after the Closing Date.

(2)	Notwithstanding Section 5.4(1), a Claim for any breach of any of the representations and warranties contained in this Agreement or in any Transaction Document involving fraud, willful concealment or willful misleading may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Applicable Law.

5.5 Indemnification; Limitations on Liability.

(1)	Indemnification by HondaSub. Subject to the provisions of Section 5.3 and the other provisions of this Section 5.5, HondaSub shall indemnify and save harmless the Purchaser from and against any and all Losses suffered or incurred by it, as a result of or arising out of or in connection with:

	(a)	any inaccuracy, misrepresentation or breach of any representation or warranty made or given by HondaSub in this Agreement or in any Transaction Document; and

	(b)	any failure by HondaSub or Honda to observe or perform any covenant or obligation contained in this Agreement or in any Transaction Document to be observed or performed by it.

(2)	Indemnification by Honda. Subject to the provisions of Section 5.3 and the other provisions of this Section 5.5, Honda shall indemnify and save harmless the Purchaser from and against any and all Losses suffered or incurred by it, as a result of:

	(a)	any inaccuracy, misrepresentation or breach of any representation or warranty made or given by HondaSub or Honda in this Agreement or in any Transaction Document;

	(b)	any failure by HondaSub to observe or perform any covenant or obligation contained in Section 2.1, 2.3, 3.2, 3.4, 6.1, 6.2, 6.4 or 7.1 of this Agreement to be observed or performed by HondaSub; and

	(c)	any failure by Honda to observe or perform any covenant or obligation contained in Section 6.1 or 6.2 of this Agreement to be observed or performed by Honda.

(3)	Indemnification by the Purchaser. Subject to the provisions of Sections 2.6(2) and 5.4, the Purchaser shall indemnify and save harmless HondaSub from and against any and all Losses suffered or incurred by it, as a result of:

	(a)	any inaccuracy, misrepresentation or breach of any representation or warranty made or given by the Purchaser in this Agreement or in any Transaction Document; and

	(b)	any failure by the Purchaser to observe or perform any covenant or obligation contained in this Agreement or in any Transaction Document to be observed or performed by it.

(4)	Threshold and Limitations.

	(a)	The Purchaser shall not be entitled to recover for any Loss for or arising out of any breach of the representations, warranties or covenants of HondaSub or Honda in this Agreement or any Transaction Document (the “Purchaser Claims”) unless, and only to the extent that, the aggregate Purchaser Claims exceed US$100,000 (the “Threshold”). Notwithstanding the foregoing, the Purchaser shall be entitled to recover for any Purchaser Claim based upon a Claim of fraud, willful concealment or willful misleading or any breach of the Specified Representations and Warranties, without regard to the Threshold.

	(b)	Except for Purchaser Claims based upon a Claim of fraud, willful concealment or willful misleading or any breach of the Specified Representations and Warranties or a breach of Section 6.2(1), the total liability of HondaSub and Honda collectively under this Agreement and all Transaction Documents shall not exceed: (a) the amount of US$3,000,000 in the aggregate for Purchaser Claims for which the Purchaser has given written notice to HondaSub within a period of six (6) months after the Closing Date; and (b) the amount of US$1,000,000 in the aggregate for Purchaser Claims for which the Purchaser has given written notice to HondaSub after such six-month period (subject to Section 5.3), provided that for greater certainty in no event shall the total liability of HondaSub and Honda collectively under this Agreement and all Transaction Documents (other than for Purchaser Claims based upon a Claim of fraud, willful concealment or willful misleading or any breach of the Specified Representations and Warranties) exceed US$3,000,000 in the aggregate. In no event shall the total liability of HondaSub and Honda collectively for all Purchaser Claims under this Agreement and all Transaction Documents exceed in the aggregate the aggregate of the cash amount paid by the Purchaser under this Agreement and the FM APA.

(5)	Exclusive Remedy. Except as otherwise expressly provided in this Agreement, the rights of indemnity as set forth in this Article 5 are the sole and exclusive remedy of each Party in respect of any inaccuracy, misrepresentation, breach of warranty or breach of covenant by another Party in this Agreement or any Transaction Document. This Section 5.5 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants hereunder or under any documents delivered pursuant hereto or by any termination or rescission of this Agreement by any Party hereof.

5.6 Indemnification Procedures.

(1)	Notice of Claim.

	(a)	In the event that a Party (the “Indemnified Party”) shall become aware of any Claim in respect of which another Party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Article 5, the Indemnified Party shall promptly give the Indemnifying Party notice thereof; provided, however, that, subject to Section 5.6(1)(b) below, the failure to give such prompt notice shall not prevent any Indemnified Party from being indemnified hereunder for any Losses. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity, to the extent that the information is available, the factual basis for the Claim and the amount of the Claim.

	(b)	If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

(2)	Direct Claim. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 45 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both Parties agree at or prior to the expiration of such 45-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed-upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the Parties may agree or shall be determined by a court of competent jurisdiction.

(3)	Third Party Claims.

	(a)	The Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of any Third Party Claim and if the Indemnifying Party assumes control, it shall reimburse the Indemnified Party for all of the Indemnified Party's reasonable out-of-pocket expenses prior to the time the Indemnifying Party assumed control. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defences).

	(b)	If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim.

	(c)	If any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law to incur Losses or make a payment to any person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may, acting reasonably, incur such Losses or make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under such Third Party Claim, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after the receipt of the difference from the Third Party, pay the amount of such difference, together with any interest thereon paid by the Third Party to the Indemnified Party, to the Indemnifying Party. In addition, the Indemnifying Party shall post all security required by any Governmental Authority having jurisdiction that is necessary to enable the Indemnifying Party to contest any Third Party Claim.

	(d)	If the Indemnifying Party fails to assume control of the defence of any Third Party Claim or defaults in respect of any of its obligations under this Section 5.7(3) with respect thereto, the Indemnified Party shall have the exclusive right to contest the amount claimed and may, acting reasonably, settle and pay the same on 14 days' prior written notice to the Indemnifying Party and the Indemnifying Party shall, thereupon, be deemed to have agreed that such settlement is reasonable and may be agreed to by the Indemnified Party and all other persons liable in respect of the Third Party Claim unless within such 14-day period the Indemnifying Party notifies the Indemnified Party that it is assuming or reassuming control of such defence and thereafter assumes or reassumes such control and does not default.

(4)	Tax Claims. Notwithstanding any other provision of this Section 5.6, a notice of a Direct Claim or a Third Party Claim in respect of a Loss relating to Taxes must be delivered to the Indemnifying Party no later than the earlier of: (i) 30 days prior to the expiry of the period during which the Indemnified Party may object to or appeal the assessment giving rise to the relevant Tax liability; and (ii) the expiry of the period during which the

Indemnified Party may respond to audit proposals prior to the issuance of a reassessment that will give rise to the relevant Tax liability.

5.7	Payment of Indemnification Claims.

	(a)	If any Indemnified Party is entitled to indemnification from an Indemnifying Party pursuant to this Agreement, such indemnification payment will be made in accordance with Section 1.7(b) upon demand.

	(b)	Any payment made by HondaSub or Honda pursuant to this Article 5 will be deemed an adjustment to the Purchase Price.

ARTICLE 6 COVENANTS

6.1 Transfer of Documentation.

(1)	On the Closing Date, HondaSub shall deliver, or shall cause to be delivered, the Books and Records to the Purchaser. The Purchaser shall preserve all such documents delivered to it in accordance with the Purchaser's document retention procedures, or such longer period as is required by Applicable Law, and shall permit HondaSub or its authorized Representatives reasonable access thereto while those documents are in the possession or control of the Purchaser solely to the extent that such access is required by HondaSub to perform its obligations under this Agreement or under Applicable Law, but the Purchaser shall not be responsible or liable to HondaSub for, or as a result of any loss or destruction of or damage to, any such documents and other data unless such destruction, loss or damage is caused by the Purchaser's negligence or willful misconduct. All reasonable out-of-pocket costs and expenses in connection with any access contemplated by this Section 6.1(1) shall be borne by Honda.

(2)	Notwithstanding Section 6.1(1), HondaSub and Honda shall be entitled to retain copies of any documents or other data delivered to the Purchaser pursuant to Section 6.1(1) provided that those documents or data are reasonably required by HondaSub to perform its obligations hereunder or under Applicable Law.

6.2 Covenant Not to Compete; Confidentiality.

(1)	Beginning on the date of the Closing and for the period of 48 months thereafter, each of HondaSub and Honda agrees that it will not, anywhere in the world, engage or participate in (whether as owner, operator, member, interest holder, trustee, manager, consultant, strategic partner or otherwise) the business of manufacturing, marketing, distributing or selling compressed natural gas refueling systems for motor vehicles in residential and commercial markets (a “Competing Business”). Honda will provide notice to its Affiliates of the covenant not to compete contained in the preceding sentence, and will request that such Affiliates act in accordance with the spirit of such covenant not to compete; provided, however, that the Purchaser acknowledges that neither HondaSub nor Honda has the authority to legally bind its respective Affiliates. Notwithstanding any other provision of this Section 6.2, neither HondaSub nor Honda will be in breach of this

Section 6.2(1) by reason (a) of its beneficial ownership, together with that of its Affiliates, of one percent or less of a Competing Business' voting capital if such Competing Business is publicly traded, (b) of its beneficial ownership, management or operation, together with that of its Affiliates, of the business of manufacturing, distributing or selling hydrogen or gasoline refueling systems, (c) that it, or any of its Affiliates, provides specifications other than specifications of natural gas Refueling Technology to any Competing Business, (d) that any of the motor vehicle dealers or distributors of Honda or its Affiliates distribute, sell, install or service natural gas refueling systems, which natural gas systems are acquired from a Person other than Honda, or (e) of the exercise of rights granted to Honda under the Technology Agreement or the MTM/Honda Greenfield Sublicense.

(2)	Each of Honda and HondaSub shall, and shall cause its Representatives to, keep confidential and not disclose to any other Person, including its Affiliates, or use for its benefit or for the benefit of any other Person, any information pertaining to FuelMaker or the HondaSub Purchased Assets except for information that:

	(a)	relates to the Technology Agreement or the MTM/Honda Greenfield Sublicense, but only to the extent permitted by, and in accordance with the provisions of, such agreements;

	(b)	is or becomes generally available to the public, other than as a result of disclosure in violation of this Agreement or of any Transaction Document delivered pursuant hereto;

	(c)	was developed by the party owing a duty of confidentiality hereunder (a “recipient”) independent of any disclosure by a party to whom such duty is owed (a “beneficiary”) or was available to the recipient on a non-confidential basis prior to its disclosure to the recipient by or on behalf of the beneficiary;

	(d)	becomes available to a recipient on a non-confidential basis from a source other than a beneficiary, provided that the recipient shall have made reasonable inquiry to satisfy itself that the source was not, when it disclosed the information to the recipient, prohibited from so doing by a confidentiality obligation owed to a beneficiary, whether contractual, fiduciary or otherwise; or

	(e)	Honda or HondaSub is required to do so by Applicable Law or Governmental Authority having jurisdiction over Honda or HondaSub, as the case may be, and then only after the Purchaser shall have been given an opportunity, if so advised, to seek a protective order.

(3)	The Parties acknowledge and agree that the restrictions contained in Sections 6.2(1) and (2) are a reasonable and necessary protection of the immediate interests of the Purchaser, and any violation of these restrictions would cause substantial injury to the Purchaser and that the Purchaser would not have entered into this Agreement and the other Transaction Documents without receiving the additional consideration offered by HondaSub and Honda in binding itself to these restrictions. In the event of a breach or a threatened breach by HondaSub or Honda of these restrictions, the Purchaser will be entitled to seek an injunction restraining HondaSub or Honda or their Affiliates, as applicable, from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to seek injunctive relief will not be construed as prohibiting the Purchaser from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

6.3	Investigation. Before Closing, the Purchaser and its authorized Representatives shall, during normal business hours, be permitted reasonable access to (i) all documents relating to information scheduled or required to be disclosed under this Agreement, (ii) the Books and Records, and (iii) the Assumed Contracts, and HondaSub shall provide photocopies to the Purchaser of all such written information and documents as may be reasonably requested by the Purchaser.

6.4	Cooperation. Each Party hereto covenants during the Interim Period (and subject to the other terms of this Agreement):

(1)	To cooperate with each other in determining whether filings are required to be made with or consents required to be obtained from any Governmental Authority in any jurisdiction in connection with the consummation of the Transactions and in making or causing to be made any such filings promptly and to obtain timely any such consents (each Party hereto shall furnish to the other Parties and to their respective counsel all such information as may be reasonably required in order to effectuate the foregoing action).

(2)	To keep the other Parties informed of any significant communications received by such Party from, or given by such Party to, any Governmental Authority and to consult with the other Parties in advance of any meeting or conference with any Governmental Authority.

(3)	To use commercially reasonable efforts, and cooperate with the other Parties hereto, to obtain all consents required from third persons, whose consent or approval is required pursuant to any contract or otherwise to consummate the Transactions and to take all other steps necessary to complete the Transactions prior to the Closing Date.

(4)	Without limiting the specific obligations of any Party hereto under any covenant or agreement hereunder, to use commercially reasonable efforts to take all action and do all things necessary in order to promptly consummate the Transactions, including, satisfaction, but not waiver, of the Closing conditions set forth in Article 4.

ARTICLE 7 GENERAL

7.1 Public Announcements. No Party shall make any public statement or issue any press release concerning the Transactions except as agreed by HondaSub and the Purchaser acting reasonably or as may be necessary, in the opinion of counsel to the Party making that disclosure, to comply with the requirements of Applicable Law. If any public statement or release is so required, the Party making the disclosure shall consult with HondaSub and the Purchaser before making that statement or release, and HondaSub and the Purchaser shall use all reasonable efforts, acting in good faith, to agree on a text for the statement or release that is satisfactory to them. Nothing herein contained, however, shall prevent a Party from complying with the requirements of any securities laws to which it is subject or the requirements of any stock exchange. Draft press releases are attached hereto as Schedule 7.1.

7.2 Expenses. Each of the Parties shall pay all expenses (including Taxes imposed on those expenses) it incurs in the authorization, negotiation, preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its legal counsel.

7.3 Commercially Reasonable Efforts. In this Agreement, unless specified otherwise, an obligation of any Party to use its commercially reasonable efforts to obtain any Approval shall not require the Party to make any payment to any Person for the purpose of procuring the Approval, except for payments for amounts due and payable to that Person, payments for incidental expenses incurred by that Person and payments required by any Applicable Law or to commence any Claim.

7.4 No Third Party Beneficiary. This Agreement is solely for the benefit of the Parties and no third parties shall accrue any benefit, Claim or right of any kind pursuant to, under, by or through this Agreement.

7.5 Entire Agreement.This Agreement, together with the Transaction Documents delivered pursuant to this Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided or as provided in any Transaction Document delivered pursuant hereto.

7.6	Time of Essence. Time is of the essence of this Agreement.

7.7	Amendment. This Agreement may be supplemented, amended, restated or replaced only by written agreement signed by each Party.

7.8 Waiver of Rights. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of that right. No single or partial exercise of any such right shall preclude any other or further exercise of that right or the exercise of any other right.

7.9	Jurisdiction. Each Party irrevocably and unconditionally:

	(a)	submits to the non-exclusive jurisdiction of the courts of the Province of Ontario; and

	(b)	WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR

CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OTHER AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE AND (II) AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.10 Governing Law. This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement are governed by, and are to be construed and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario.

7.11 Notices.

(1)	Any notice, demand or other communication (in this Section 7.11, a “Notice”) required or permitted to be given or made under this Agreement must be in writing and is sufficiently given or made if:

	(a)	delivered in Person and left with a receptionist or other responsible employee of the relevant Party at the applicable address set forth below;

	(b)	sent by prepaid courier service or (except in the case of actual or apprehended disruption of postal service) mail; or

	(c)	sent by facsimile transmission, with confirmation of transmission by the transmitting equipment (a “Transmission”);

in the case of a Notice to HondaSub or Honda, addressed to it at:

American Honda Motor Co., Inc. 1919 Torrance Blvd.

Torrance, California 90501-2746

Attn.: Richard Crawford, Senior Manager of Treasury Services Facsimile No. (310) 783-2210

with copies (not constituting Notice) to:

Honda North America, Inc. 700 Van Ness Avenue Torrance, California 90501-2206

Attn.: Don Woods, Senior Corporate Counsel Facsimile No. (310) 781-4970

McMillan LLP

44th Floor, 181 Bay Street Toronto, Ontario Canada M5J 2T3 Attn.: Bruce McWilliam Facsimile No. (416) 865-7048

and in the case of a Notice to the Purchaser, addressed to it at:

MTM S.r.l. Via La Morra, 1 12062 Cherasco (Cuneo), Italy

Attn.: Giuseppe Colombo Facsimile No.: 39 0172 48 82 37

with a copy to:

Fuel Systems Solutions Inc. 3030 South Susan Street Santa Ana, CA

92704-6435

Attention: Matthew Beale, President Fax No.: (714) 656-1401 with a copy (not constituting Notice) to:

Davies Ward Phillips & Vineberg LLP 44th Floor 1 First Canadian Place Toronto, ON M5X 1B1 Attn.: Jay A. Swartz Facsimile No.: (416) 863-0871

(2)	Any Notice sent in accordance with this Section 7.11 shall be deemed to have been received:

(a) if delivered prior to or during normal business hours on a Business Day in the place where the Notice is received, on the date of delivery;

(b)	if sent by mail, on the fifth Business Day in the place where the Notice is received after mailing, or, in the case of disruption of postal service, on the fifth Business Day after cessation of that disruption;

(c)	if sent by facsimile during normal business hours on a Business Day in the place where the Transmission is received, on the same day that it was received by Transmission, on production of a Transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the relevant facsimile number of the recipient; or

(d)	if sent in any other manner, on the date of actual receipt;

except that any Notice delivered in person or sent by Transmission not on a Business Day or after normal business hours on a Business Day, in each case in the place where the Notice is received, shall be deemed to have been received on the next succeeding Business Day in the place where the Notice is received.

(3) Any Party may change its address for Notice by giving Notice to the other Parties.

7.12 Benefit of Agreement.This Agreement shall enure to the benefit of and be binding upon the Parties hereto and, where the context so permits, their respective successors and permitted assigns. Any Party may after the Closing assign its rights and benefits under this Agreement or under any Transaction Document, in whole or in part, to any Affiliate of the Party, provided, however, that any such assignment shall not relieve the assigning Party from any of its liabilities or obligations hereunder or thereunder. Otherwise, no Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties, such consent not to be unreasonably withheld or delayed.

7.13 Further Assurances. Each Party shall promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters in connection with this Agreement that any other Party may reasonably require, for the purposes of giving effect to this Agreement.

7.14 Severability. If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, that provision shall, as to that jurisdiction, be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement, without affecting the validity or enforceability of that provision in any other jurisdiction and, if applicable, without affecting its application to the other Parties or circumstances.

7.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one agreement. To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to all other Parties by Transmission and the signature transmitted by Transmission shall be deemed to be its original signature for all purposes.

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     IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first above written.

2045951 ONTARIO INC.

By: /s/ Paul Honda

Name: Paul Honda Title: Treasurer

AMERICAN HONDA MOTOR CO., INC.

By: /s/ Anthony P. Piazza

Name:	Anthony P. Piazza
Title:	Vice President, Corporate Procurement

MTM S.r.l.

By: /s/ Mariano Costamagna

Name: Mariano Costamagna Title: President